Exhibit 99.1

[GRAPHIC OMITTED]




                     McLeodUSA Reports Fourth Quarter and
                            Total Year 2004 Results

     o    Continued strong operational performance but revenue declines
     o    Actively pursuing strategic partner or sale of the Company
     o    Entered forbearance agreement with Lenders to maintain liquidity
     o Discussions for debt restructuring underway with Lender Committee where recovery for preferred or common stockholders is unlikely


CEDAR RAPIDS, Iowa - March 16, 2005 - McLeodUSA Incorporated (Nasdaq: MCLD), one of the nation's largest independent, competitive telecommunications services providers, today reported financial and operating results for the quarter and total year ended December 31, 2004.

Total revenues for the quarter ended December 31, 2004 were $162.6 million compared to $168.1 million in the third quarter of 2004 and $209.5 million in the fourth quarter of 2003. Revenues were down from the third quarter of 2004 due to a reduction in total access lines as new retail sales did not offset existing customer turnover; as well as, lower IRU sales and the impact of normal fourth quarter seasonality on long distance volume.

Gross margin(1) for fourth quarter 2004 was $75.8 million compared to $74.0 million in the third quarter of 2004 and $93.5 million in the fourth quarter of 2003. Gross margin in the fourth quarter included approximately $6.2 million of rate settlements. Gross margin as a percent of revenue, including the impact of the rate settlements, was 46.6% versus 44.0% in the third quarter of 2004 and 44.6% in the fourth quarter of 2003.

SG&A expenses for the fourth quarter of 2004 were $61.7 million compared to $62.5 million in the third quarter of 2004 and $77.0 million in the fourth quarter of 2003 as the Company continued to realize the benefit of its ongoing expense reduction programs. Adjusted EBITDA1 in the fourth quarter of 2004 was $14.1 million, including the $6.2 million of rate settlements, versus $11.5 million in the third quarter of 2004 and $16.5 million in the fourth quarter of 2003. Net loss from continuing operations for the quarter was $(98.1) million, or a loss per common share of $(0.32), versus $(352.8) million in the third quarter of 2004, which included a non-cash charge of $263.1 million related to the impairment of goodwill and intangible assets, and $(56.6) million in the fourth quarter of 2003.

The Company's strong operational performance continued in the fourth quarter of 2004. The customer satisfaction rating was 93%, billing accuracy was 99.9% and the Company continued to consistently achieve 99.999% network reliability, all in line with Company goals.

Customer platform mix at the end of the fourth quarter 2004 was 71% UNE-L, 4% resale and 25% UNE-P versus 70%, 4% and 26%, respectively, at the end of the third quarter of 2004 and 65%, 5% and 30%, respectively, at the end of the fourth quarter 2003. The Company continued to migrate resale and UNE-P customers to UNE-L and add new customers to the more profitable UNE-L platform. In January 2005, the Company reached an agreement with Qwest Communications for the continued provisioning and service of its UNE-P lines.

Customer line turnover in the fourth quarter was 2.2% versus 2.4% in the third quarter of 2004 and 2.1% in the fourth quarter of 2003. Business customer line turnover was 2.0% in the fourth quarter of 2004 compared to 1.8% in the fourth quarter of 2003.

Total revenues for the year ended December 31, 2004, were $716.2 million versus $869.0 million for the year 2003 primarily driven by the federally mandated access rate reductions of $43.3 million, lower long distance rates and volume of $40.1 million, and the decline in price and volume of local services of $48.0 million. Gross margin for the year ending December 31, 2004 was $322.4 million versus $370.1 million in 2003 driven by the decline in revenues offset by increased profitability associated with the migration of the business to UNE-L and the favorable impact of the Company's ongoing cost reduction initiatives. Gross margin as a percent of revenue for the year was 45.0% versus 42.6% in 2003. Total SG&A expenses for the year were $268.4 million and $312.2 million in 2004 and 2003, respectively, as the Company successfully executed its expense reduction and productivity improvement plans. Adjusted EBITDA was $54.0 million for year 2004 versus $57.9 million in 2003. Net loss for the year ended December 31, 2004 was $(624.5) million versus $(295.7) million for the year ended December 31, 2003. Net loss for 2004 included a non-cash impairment charge of $263.1 million to recognize full impairment of goodwill and a partial impairment of the McLeodUSA trade name.

The Company ended the year with $50.0 million of cash on hand which included a planned $20 million withdrawal from the exit credit facility in the fourth quarter. At December 31, 2004 the Company had withdrawn a total of $100 million and had issued approximately $8 million of letters of credit against the $110 million funded exit credit facility. The Company was in compliance with all financial covenants at December 31, 2004. The Company's cash balance was approximately $45 million as of March 15, 2005.

Pursuit of Strategic Alternatives
---------------------------------

As an independent communications services provider, realizing the revenue growth benefits of operational excellence continues to be a challenge for the Company as it competes against large, financially strong competitors with well-known brands. Most recently, the FCC has finalized its unbundling rules and the communications industry consolidation has accelerated. With the recent merger announcements in the industry, the Company believes that the large telecommunications providers will likely become even more aggressive upon the closing of these transactions further challenging the Company's ability to grow revenue.

In response, the Company's Board of Directors has authorized the Company to pursue strategic alternatives. In support of these initiatives, the Company has hired Miller Buckfire Ying & Co., LLC and Gleacher Partners, LLC as its financial advisors. The Company is now actively pursuing a strategic partner or a sale of the Company while also taking steps to maintain future liquidity, including evaluating a capital restructuring to reduce the current debt level enabling the Company to achieve positive cash flow going forward.

The Company believes that its operational excellence combined with a highly trained workforce, state of the art product offerings and expansive network could provide strategic benefits to existing multi-state and regional telecom services providers. In addition, through the extensive cost reduction programs, which have been implemented over the past several years, the Company believes its wholesale product suite offers an attractive alternative to UNE-P providers for local access lines and competitive long distance services.

In the interim, the Company has entered a forbearance agreement with its Lenders with respect to scheduled principal and interest payments on its loans under which the Lenders have agreed not to take any action as a result of non-payment by the Company of approximately $18.1 million of scheduled principal amortization and interest payments due on or before March 31, 2005 and any related events of default through May 23, 2005.

Financial Restructuring
-----------------------

In light of the revenue outlook and the Company's on-going cash requirements, the Company has also begun discussions related to a capital restructuring with its agent bank and a group of lenders acting as a steering committee for the lenders under its credit facilities. The Company and this committee are in negotiations related to terms of a capital restructuring which includes the conversion of a significant portion of the Company's current outstanding debt into equity. Under such a restructuring, the holders of the Company's current debt would become equity shareholders of the Company with the current holders of the preferred and common stock unlikely to receive any recovery.

There can be no assurance that the Company will be able to reach an agreement with its lenders regarding a capital restructuring or continued forbearance and covenant relief prior to the end of the initial forbearance period on May 23, 2005. There also can be no assurance that the Company will be able to identify a suitable strategic partner or buyer or reach agreement with any such strategic partner or buyer on terms and conditions acceptable to the Company prior to the end of the initial forbearance period. In the event these alternatives are not available to the Company, it is likely that the Company will elect to forgo making future principal and interest payments to its lenders while it continues to seek an extended forbearance period or permanent capital restructuring from its lenders, or alternatively, the Company could be forced to seek protection from its creditors.

While the Company continues to explore a variety of options with a view toward maximizing value for all of its stakeholders, none of the options presented to date have suggested that there will be any meaningful recovery for the Company's current preferred stock or common stock holders. Accordingly, it is unlikely that holders of the Company's preferred stock or common stock will receive any recovery in a capital restructuring or other strategic transaction.

The Company believes that by not making principal and interest payments on the credit facilities, cash on hand together with cash flows from operations is sufficient to maintain operations in the ordinary course without disruption of services. The Company does not expect that the exploration of the alternatives described above will negatively impact its customers or vendors. The Company remains committed to continuing to provide the highest level of service to its customers and to maintaining its strong supplier relationships.

As a result of the activities described above the Company has delayed the filing of its Form 10-K with the SEC. The Company has completed its internal control review as required under Section 404 of the Sarbanes-Oxley Act and is prepared to issue its Management's Report on Internal Control Over Financial Reporting stating that based on management's assessment, management believes that as of December 31, 2004, the Company's internal control over financial reporting is effective. The Company expects that the Independent Registered Public Accounting Firm Report that will be issued in connection with the filing of Form 10-K will include comments with respect to the Company's ability to continue as a going concern.

Other recent highlights include:

     |X| On January 3, 2005, the Company announced a five-year extension to its contract with the State of Iowa for operation and maintenance of the Iowa Communications Network. McLeodUSA will continue to operate the network from its Operations Center near Des Moines, perform field services and conduct network locate services statewide. This contract extension, expiring December 9, 2009, will result in recurring revenue to McLeodUSA of approximately $5 million annually.

     |X| On December 20, 2004, McLeodUSA announced that its Preferred Advantage(R) Dynamic Integrated Access, which utilizes the next generation Voice-over-Internet Protocol (VoIP) switching architecture, is now generally available for sale. The service has been initiated in 24 markets to date and the Company's efforts are on track to provide service in 37 markets by April 30, 2005. The McLeodUSA Integrated Access product uses a secure IP network to offer integrated voice and data communications services over a single T-1 facility to customer locations. Customers receive up to
          1.544 Mbps Internet access, high quality voice service, 17 local calling features, the convenience of an easy-to-use web-based control panel, and the ability to add or change features and generate reports.

     |X| On December 16, 2004, the Company announced a three-year renewable wholesale agreement with MCI whereby McLeodUSA will enable MCI to provide local telephone services to its residential customers using McLeodUSA facilities. The agreement provides for MCI and McLeodUSA to migrate a minimum of 200,000 local lines onto the McLeodUSA UNE-L network by October 31, 2005.

About McLeodUSA
---------------
McLeodUSA provides integrated communications services, including local services, in 25 Midwest, Southwest, Northwest and Rocky Mountain states. The Company is a facilities-based telecommunications provider with, as of December 31, 2004, 38 ATM switches, 39 voice switches, 699 collocations, 432 DSLAMs and 2,426 employees. As of April 16, 2002, Forstmann Little & Co. became a 58% shareholder in the Company. Visit the Company's Web site at www.mcleodusa.com


(1)Non-GAAP Financial Measures
------------------------------

To provide further clarification, the Company has begun using the term Adjusted EBITDA as a replacement for EBITDA. Adjusted EBITDA is a non-GAAP financial measure used by management to evaluate the effectiveness of the Company's operating performance and to enhance the comparability between periods. EBITDA is an acronym for earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA, as defined by McLeodUSA, further removes the effects of other income and expense, restructuring adjustments and impairment charges. Management removes the effects of other income and expense, restructuring adjustments and impairment charges from Adjusted EBITDA because it does not believe that such items are representative of the core operating results of the Company's ongoing competitive telecommunications activities. For a facilities-based telecommunications services provider like McLeodUSA with high initial capital investments required in order to gain entry to the industry, management believes that omitting depreciation and amortization from Adjusted EBITDA provides a relevant and useful measure of the Company's core operating performance and enhances comparability between periods. Management believes that non-GAAP measures such as Adjusted EBITDA are commonly reported and used by analysts, investors and other interested parties in the telecommunications industry. Adjusted EBITDA is reconciled to net loss, the most comparable GAAP measure, within the table presented below. McLeodUSA's use of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in the telecommunications industry. The use of Adjusted EBITDA is not intended to replace measures of financial performance reported in accordance with accounting principles generally accepted in the United States.


                                                                                Three months ended
                                                           --------------------------------------------------------------
    (In millions)                                             Dec 31, 2004        Sept 30, 2004          Dec 31, 2003
                                                           -------------------  -------------------   -------------------


    Reconciliation of Adjusted EBITDA:
    Net loss.............................................       $      (98.1)        $     (352.8)          $     (56.6)
    Interest expense.....................................               13.6                 11.9                   9.8
    Other nonoperating expense...........................                9.2                  0.5                 (23.1)
    Restructuring adjustment.............................                 -                    -                   (0.2)
    Impairment charge....................................                 -                 263.1                     -
    Depreciation and amortization........................               89.4                 88.8                  86.6
                                                           -------------------  -------------------   -------------------
        Adjusted EBITDA..................................       $       14.1         $       11.5           $      16.5
                                                           ===================  ===================   ===================

                                                                                    Year ended
                                                                  -----------------------------------------------
    (In millions)                                                     Dec 31, 2004             Dec 31, 2003
                                                                  ----------------------   ----------------------

    Reconciliation of Adjusted EBITDA:
    Net loss....................................................          $     (624.5)            $     (295.7)
    Interest expense............................................                  48.2                     35.8
    Other nonoperating expense..................................                  10.6                    (22.5)
    Restructuring adjustment....................................                  (0.2)                    (0.2)
    Impairment charge...........................................                 263.1                        -
    Depreciation and amortization...............................                 356.8                    340.5
                                                                  ----------------------   ----------------------
        Adjusted EBITDA.........................................          $       54.0             $       57.9
                                                                  ======================   ======================


Gross margin is another financial measure that management uses to evaluate operating performance. Gross margin, which is calculated as revenues less cost of service, excludes depreciation and amortization expenses. Cost of service includes expenses directly associated with providing telecommunications services to its customers. Costs classified as cost of service include, among other items, the cost of connecting customers to the McLeodUSA network via leased facilities, the costs paid to third party providers for interconnect access and transport services, the costs of leasing components of network facilities and the cost of fiber related to sales and leases of network facilities. Gross margin is reconciled to net loss, the most comparable GAAP measure, within the table presented below.


                                                                                Three months ended
                                                           --------------------------------------------------------------
    (In millions)                                             Dec 31, 2004        Sept 30, 2004          Dec 31, 2003
                                                           -------------------  -------------------   -------------------


    Reconciliation of Gross Margin:
    Net loss.............................................        $     (98.1)         $    (352.8)          $     (56.6)
    Interest expense.....................................               13.6                 11.9                   9.8
    Other nonoperating expense...........................                9.2                  0.5                 (23.1)
    Restructuring adjustment.............................                 -                     -                  (0.2)
    Impairment charge                                                     -                 263.1                     -
    Depreciation and amortization........................               89.4                 88.8                  86.6
    Selling, general and administrative..................               61.7                 62.5                  77.0
                                                           -------------------  -------------------   -------------------
        Gross Margin.....................................        $      75.8          $      74.0           $      93.5
                                                           ===================  ===================   ===================

                                                                                    Year ended
                                                                  -----------------------------------------------
    (In millions)                                                     Dec 31, 2004             Dec 31, 2003
                                                                  ----------------------   ----------------------

    Reconciliation of Gross Margin:
    Net loss....................................................         $      (624.5)           $      (295.7)
    Interest expense............................................                  48.2                     35.8
    Other nonoperating expense..................................                  10.6                    (22.5)
    Restructuring adjustment....................................                  (0.2)                    (0.2)
    Impairment charge...........................................                 263.1                        -
    Depreciation and amortization...............................                 356.8                    340.5
    Selling, general and administrative.........................                 268.4                    312.2
                                                                  ----------------------   ----------------------
        Gross Margin............................................         $       322.4            $       370.1
                                                                  ======================   ======================


Some of the statements in this press release include statements about our future expectations. Statements that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by
Section 21E of the Exchange Act and Section 27A of the Securities Act. Such statements may include projections of financial and operational results and goals, including revenue, EBITDA, Adjusted EBITDA, profitability, savings and cash. In some cases, you can identify these so-called "forward-looking statements" by our use of words such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "project," "intend" or "potential" or the negative of those words and other comparable words. These forward-looking statements are subject to known as well as unknown risks and uncertainties that may cause actual results to differ materially from our expectations. Our expectations are based on various factors and assumptions and reflect only our predictions. Factors that could cause actual results to differ materially from the forward-looking statement include technological, regulatory, public policy or other developments in our industry, availability and adequacy of capital resources, current and future economic conditions, the existence of strategic alliances, our ability to generate cash, our ability to implement process and network improvements, our ability to attract and retain customers, our ability to migrate traffic to appropriate platforms and changes in the competitive climate in which we operate. These and other risks are described in more detail in our most recent Annual Report on Form 10-K filed with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.


Contact:

McLeodUSA Incorporated, Cedar Rapids, IA
Investor Contact: Bryce Nemitz
Press Contact:  Bruce Tiemann
Phone:  (319) 790-7800

McLeodUSA Incorporated and Subsidiaries
Condensed Consolidated Statements of Operations
(In millions, except per share data)
(UNAUDITED)


                                                                                 Three months ended
                                                                    ----------------------------------------------
                                                                      December 31, 2004      December 31, 2003
                                                                    ---------------------- -----------------------


Revenue                                                                   $    162.6          $     209.5

Operating expenses:
    Cost of service (exclusive of depreciation
        and amortization shown separately below)                                86.8                116.0
    Selling, general and administrative                                         61.7                 77.0
    Depreciation and amortization                                               89.4                 86.6
    Restructuring adjustment                                                      -                  (0.2)
                                                                    ----------------        ---------------
        Total operating expenses                                               237.9                279.4
                                                                    ----------------        ---------------
        Operating loss                                                         (75.3)               (69.9)
                                                                    ----------------        ---------------

Nonoperating (expense) income:
    Interest expense, net of amounts capitalized                               (13.6)                (9.8)
    Other (expense) income                                                      (9.2)                23.1
                                                                    ----------------        ---------------
        Total nonoperating (expense) income                                    (22.8)                13.3
                                                                    ----------------        ---------------
        Net loss                                                          $    (98.1)         $     (56.6)
                                                                    ----------------        ---------------
Preferred stock dividend                                                        (0.5)                (1.0)
                                                                    ----------------        ---------------
        Net loss applicable to common shares                              $    (98.6)         $     (57.6)
                                                                    ================        ===============

Basic and diluted loss per common share                                   $    (0.32)         $     (0.20)
                                                                    ================        ===============
Weighted average common shares outstanding                                     304.9                287.7
                                                                    ================        ===============


McLeodUSA Incorporated and Subsidiaries
Condensed Consolidated Statements of Operations
(In millions, except per share data)



                                                                                     Year ended
                                                                    ----------------------------------------------
                                                                      December 31, 2004      December 31, 2003
                                                                    ---------------------- -----------------------
                                                                         (unaudited)


Revenue                                                                   $    716.2              $       869.0

Operating expenses:
    Cost of service (exclusive of depreciation and amortization
        shown separately below)                                                393.8                      498.9
    Selling, general and administrative                                        268.4                      312.2
    Depreciation and amortization                                              356.8                      340.5
    Impairment charge                                                          263.1                         -
    Restructuring adjustment                                                    (0.2)                      (0.2)
                                                                        -------------             ---------------
        Total operating expenses                                             1,281.9                    1,151.4
                                                                        -------------             ---------------
        Operating loss                                                        (565.7)                    (282.4)
                                                                        -------------             ---------------

Nonoperating expense:
    Interest expense, net of amounts capitalized                               (48.2)                     (35.8)
    Other (expense) income                                                     (10.6)                      22.5
                                                                        --------------           ---------------
        Total nonoperating expense                                             (58.8)                     (13.3)
                                                                        --------------           ---------------
        Net loss                                                          $   (624.5)             $      (295.7)
                                                                        --------------           ---------------
Preferred stock dividend                                                        (2.9)                      (4.6)
                                                                        --------------           ---------------
        Net loss applicable to common shares                              $   (627.4)             $      (300.3)
                                                                        ==============           ===============

Basic and diluted loss per common share                                   $    (2.12)             $        (1.07)
                                                                        =============            ===============
Weighted average common shares outstanding                                     296.2                      280.4
                                                                        =============            ===============


McLeodUSA Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)


                                                                 December 31, 2004          December 31, 2003
                                                               -----------------------    ----------------------
                                                                    (unaudited)
ASSETS
Current Assets


    Cash and cash equivalents                                    $      50.0                    $      56.5
    Trade receivables, net                                              58.6                           65.6
    Prepaid expense and other                                           19.9                           22.4
    Assets held for sale                                                  -                             2.0
                                                               --------------                 -------------
    Total Current Assets                                               128.5                          146.5
                                                               --------------                 -------------

Non-current Assets
    Property and equipment, net                                        728.7                        1,007.7
    Goodwill and other intangibles, net                                144.9                          446.9
    Other non-current assets                                            23.7                           29.5
                                                               --------------                 -------------
    Total Non-current Assets                                           897.3                        1,484.1
                                                               --------------                 -------------

Total Assets                                                     $   1,025.8                    $   1,630.6
                                                               ==============                 =============

LIABILITIES AND EQUITY
Current Liabilities

    Current maturities of long-term debt                         $      49.5                    $      27.1
    Accounts payable                                                    39.6                           30.5
    Deferred revenue, current portion                                    6.8                            6.9
    Other current liabilities                                           95.1                          121.5
    Liabilities related to discontinued operations                        -                             1.1
                                                               --------------                 -------------
    Total Current Liabilities                                          191.0                          187.1
                                                               --------------                 -------------

Long-term Liabilities
    Long-term debt, excluding current maturities                       727.8                          717.3
    Deferred revenue less current portion                               17.0                           15.1
    Other long-term liabilities                                         61.4                           58.3
                                                               --------------                 -------------
    Total Long-term Liabilities                                        806.2                          790.7
                                                               --------------                 -------------

Redeemable Convertible Preferred Stock                                  75.4                          131.1

Stockholders' (Deficiency) Equity                                      (46.8)                         521.7
                                                               --------------                 -------------

Total Liabilities and Stockholders (Deficiency) Equity           $   1,025.8                    $   1,630.6
                                                               ==============                 =============


McLeodUSA Incorporated and Subsidiaries
Selected Telecommunications Statistical Data


                                                        ------------------    -------------------    -------------------
                                                            12/31/03               9/30/04                12/31/04
                                                        ------------------    -------------------    -------------------


Active central offices                                            1,724                  1,705                  1,683

Collocations                                                        663                    696                    699

Switches owned
    CO / LD                                                          44                     39                     39
    ATM / Frame Relay                                                38                     38                     38

DSLAMs installed                                                    435                    435                    432

Total Competitive:
    Customers                                                   395,641                356,938                348,258
    Access Units / Customer                                         2.8                    2.8                    2.8

Revenue per Customer / Month
        Local                                               $    111.18            $    102.04*           $     99.69
        Long distance                                             31.53                  29.80                  31.84
        Private line & data                                       29.95                  31.70                  33.01
                                                        ----------------    -------------------    -------------------
        Total                                               $    172.66            $    163.54            $    164.54
                                                        ================    ===================    ===================

Platform Distribution
        Resale                                                       5%                     4%                     4%
        UNE-M/P                                                     30%                    26%                    25%
        UNE-L                                                       65%                    70%                    71%
                                                        ----------------    -------------------    -------------------
        Total                                                      100%                   100%                   100%
                                                        ================    ===================    ===================

*   Excluding impact of federally mandated access rate reduction local revenue per customer was $104.77
